Exhibit 5.2

[EXELON CORPORATION LETTERHEAD]

May 29, 2012

Commonwealth Edison Company

440 South LaSalle Street

Suite 3300

Chicago, Illinois 60605-1028

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Vice President and Deputy General Counsel of Exelon Corporation, a Pennsylvania corporation (“Exelon”), and the parent company of Commonwealth Edison Company, an Illinois corporation (“ComEd”), and am furnishing this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Exelon, Exelon Generation Company, LLC, a Pennsylvania limited liability company, Exelon Capital Trust I, Exelon Capital Trust II, and Exelon Capital Trust III, each a statutory trust created under the laws of the State of Delaware (each, an “Exelon Trust” and, collectively, the “Exelon Trusts”), ComEd, PECO Energy Company, a Pennsylvania corporation (“PECO”), PECO Energy Capital Trust V and PECO Energy Capital Trust VI, each a statutory trust created under the laws of the State of Delaware (each, a “PECO Trust” and, collectively, the “PECO Trusts”), and Baltimore Gas and Electric Company, a Maryland corporation, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an unlimited amount of: (i) shares of common stock of Exelon, (ii) stock purchase contracts of Exelon, (iii) stock purchase units of Exelon, (iv) unsecured debt securities of Exelon, (v) unsecured subordinated debt securities of Exelon, (vi) shares of preferred stock of Exelon, (vii) unsecured debt securities of Generation, (viii) preferred limited liability company interests of Generation, (ix) trust preferred securities (the “Exelon Trust Preferred Securities”) of the Exelon Trusts and the related guarantees by Exelon with respect to the obligations of the Exelon Trusts with respect to any issue of Exelon Trust Preferred Securities, (x) first mortgage bonds of ComEd (the “ComEd Mortgage Bonds”), (xi) unsecured notes of the ComEd, (xii), shares of preferred stock of ComEd (“ComEd Preferred Stock”), (xiii) first and refunding mortgage bonds of PECO, (xiv) unsecured subordinated debt securities of PECO, (xv) shares of preferred stock of PECO, (xvi) trust preferred securities (the “PECO Trust Preferred Securities”) of the PECO Trusts and the related guarantees by PECO with respect to the obligations of the PECO Trusts with respect to any issue of PECO Trust Preferred Securities, and (xvii) unsecured debt securities of BGE, (xviii) senior secured bonds of BGE and (xix) shares of preferred stock of BGE, in each case in amounts, at prices and on terms to be determined at the time of an offering (collectively, the “Securities”).

Unless otherwise specified in the applicable prospectus supplement, the ComEd Mortgage Bonds will be issued under ComEd’s Mortgage (the “ComEd Mortgage”), dated July 1, 1923, as amended and supplemented, between ComEd and BNY Mellon Trust Company of Illinois (current successor to Illinois Merchants Trust Company), as trustee, and D.G. Donovan, as co-trustee, which is governed by Illinois law, and the ComEd Notes will be issued under the Indenture (the “ComEd Senior Indenture”), dated as of September 1, 1987, as amended and supplemented, between ComEd and U.S. Bank National Association (current successor to Citibank, N.A.), as trustee, which is governed by New York law.

In rendering the opinions expressed below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and all exhibits thereto and such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the registrants and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth. I have also assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

In rendering the opinions expressed below, I have assumed that (a) the Registration Statement has become effective under the Act, (b) a prospectus supplement with respect to the applicable Securities shall have been filed with the Commission in compliance with the Act and the rules and regulations thereunder, (c) the applicable Securities have been duly and properly authorized for issuance, (d) all instruments relating to the applicable Securities have been duly and properly authorized and properly executed and delivered and (e) the terms of the applicable Securities have been duly and properly established in conformity with the applicable instruments so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon ComEd and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over ComEd.

Based on the foregoing, I am of the opinion that:

1. When a series of ComEd Mortgage Bonds have been duly and properly executed and authenticated in accordance with the ComEd Mortgage and duly and properly issued and delivered by ComEd in the manner contemplated in any prospectus supplement relating thereto to the purchasers thereof against payment of the agreed consideration therefor, the ComEd Mortgage Bonds will constitute binding obligations of ComEd, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

2. When (a) a Statement with Respect to Shares of ComEd classifying the ComEd Preferred Stock and setting forth the terms thereof has been duly and properly authorized, executed and filed with the Secretary of the State of Illinois and (b) the shares of ComEd Preferred Stock have been duly and properly issued and paid for in the manner contemplated in any prospectus supplement relating thereto, the shares of ComEd Preferred Stock will be legally issued, fully paid and non-assessable.

I express no opinion as to the law of any jurisdiction other than the laws of the State of Illinois. I did not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states. I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances.

This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

I consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without my prior written consent, except that Ballard Spahr LLP may rely on this opinion as to all matters of Illinois law in rendering its opinion dated the date hereof and filed as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bruce G. Wilson

Senior Vice President and Deputy General Counsel,

Exelon Corporation